Form 201	[SEAL]	This space reserved for office use.
(Revised 1/06) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709	Certificate of Formation For-profit Corporation	FILED In the office of the Secretary of State of Texas NOV 17 2006 Corporations Section
Filing Fee: $300

Article 1— Entity Name and Type

The filing entity being formed is a for-profit corporation. The name of the entity is:

Trip Tech, Inc.

The name must contain the word “corporation,” “company,” “incorporated,” “limited” or an abbreviation of one of these terms.

Article 2 - Registered Agent and Registered Office

(Select and complete either A or 13 and complete C)

☐	A.	The initial registered agent is an organization (cannot be entity named above) by the name of:

OR

☒	B.	The initial registered agent is an individual resident of the state whose name is set forth below:

Gene		Thompson
First Name	M.L	Last Name	Sr /fir

C.	The business address of the registered agent and the registered office address is:

12841 Jones Road, STE. 208	Houston	TX	7 7 0 7 0	USA
Street or Mailing Address	City	State	Zip Code	Country

Article 3 - Directors

(A minimum of 1 director is required.)

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Director 1
Gene		Thompson
First Name	Mi.	Last Name		Suffix

12841 Jones Road, STE. 208	Houston	TX	77070	USA
Street or Mailing Address	City	State	Zip Code	Country

Director 2

First Name	Mi.	Last Name		Suffix

Street or Mailing Address	City	State	Zip Code	Country

Director 3

First Name	Mi.	Last Name		Suffix

Street or Mailing Address	City	State	Zip Code	Country

The total number of shares the corporation is authorized to issue is: 120,000,000

☒	A.	The par value of each of the authorized shares is: .001

OR

☐	B.	The shares shall have no par value.

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the preferences, limitations, and relative rights of each class in the space provided for supplemental information on this form.

Article 4 Purpose

The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under Texas Business Organization Code.

Supplemental Provisions/Information

Organizer

The name and address of the organizer:

Corporation Service Company

Name

830 Bear Tavern Road	West Trenton	NJ	08628
Street or Mailing Address	City	State	Zip Code

Effectiveness of Filing

A.	☒	This document becomes effective when the document is filed by the secretary of state.
B.	☐	This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
C.	☐	This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: 11/16/06

Corporation Service Company

By:	/s/ Elizabeth R. Kenieczny
Signature of organizer Name: Elizabeth R. Kenieczny Title: Assistant Secretary